Exhibit 99.1

ARIZONA DISTILLING CO. OPENS SECOND LOCATION
IN DOWNTOWN MESA

SCOTTSDALE, Ariz., January 4, 2024 – Caliber (NASDAQ: CWD; CaliberCos Inc.), (NASDAQ: CWD), an alternative asset manager of real estate investments and developments, has brought another new business to Downtown Mesa, Arizona. On Thursday, January 4, Arizona Distilling Co. is celebrating its grand opening, hosting Caliber executives and several Mesa councilmembers, at its location at 155 W. Main Street. After opening its original location in Tempe, Arizona Distilling Co. has become well known for its locally sourced products and award-winning spirits, including Copper City Bourbon, the first legally produced bourbon in Arizona. The new location in Mesa boasts on-site production, a tasting room, and bar area.

“Downtown Mesa continues to grow and experience revitalization,” said Mesa Mayor John Giles. “Arizona Distilling Co. is a welcome addition, creating more opportunities for people to come together in our City’s central corridor and experience everything downtown has to offer. We appreciate Caliber’s investment and commitment to Mesa.”

Caliber leased the space to Arizona Distilling Co. in 2022, which was subsequently built out to accommodate its distilling needs, and the business is one of several that opened their doors in the Downtown Mesa area over the past year, along with several new housing developments, including:

–Level 1 Arcade Bar had its grand opening in July 2023 and is located at 48 W. Main Street. The bar and restaurant hosts a family friendly environment and allows all ages to enjoy a retro arcade experience with fully restored arcade and pinball machines along with a full menu and bar.

–ZenniHome will be installing 90 ZenniHome units at 29 West Main Street, where they conducted an initial groundbreaking event in July 2023. This innovative company brings viable solutions to the housing industry shortage by designing and factory-building their model homes to be easily transported and stack in multi-family configurations.

–2nd Avenue Commons located at 140 W. 2nd Avenue hosted a ribbon cutting ceremony in October 2023 to open its 144-unit apartment community. The development consists of 12 three-story buildings, containing 48 one-bedroom units and 96 two-bedroom units.

Caliber’s Opportunity Zone Funds have played a key role in developing these businesses and bringing them to the Downtown Mesa neighborhood.

“The investment in Downtown Mesa is a priority for Caliber, not only as a business growth strategy, but as members of the surrounding community,” said Chris Loeffler, Chief Executive Officer of Caliber. “Mesa is a booming area and it’s attracting young families who are looking for a community that hosts affordable housing options and unique and exciting restaurants, entertainment, and other businesses. We’re proud to be a part of the redevelopment efforts in Mesa, which are providing our investors with the opportunity to invest in meaningful, high impact projects with competitive returns.”

Caliber began acquiring a series of buildings in and around Downtown Mesa, a designated Opportunity Zone, in 2017. Alongside businesses like Arizona Distilling Co., Caliber is developing 10 buildings and approximately 160,000 sq. ft of mixed-use space, including Southwest Institute of Montessori Studies Inc. (SIMS), which closed on a 10-year lease at 305 E. Main Street, and Sonoran Rows, a craft malthouse located at 18 W. Main Street.

These projects in Downtown Mesa are part of Caliber’s Opportunity Zone Fund and are central to the redevelopment of the area. Caliber’s second diversified Opportunity Zone fund is now available to accredited investors with a total fundraise target of $250 million. Current plans for the funds include continued investment in Downtown Mesa, the Scottsdale-Riverwalk area, and Downtown Bryan/College Station area in Texas. Opportunity Zone funds offer investors the ability to reduce and eliminate short and long-term capital gains tax liabilities by investing in a professionally managed real estate fund and completing new developments that are impactful to the designated communities within each zone.

About Caliber

Caliber is a manager and developer of real estate that assists investors seeking access to potentially lucrative investments within Caliber’s target markets. Caliber creates and manages real estate funds that allow investors to participate as partners in multiple real estate investment strategies, including opportunity zone, opportunistic, distressed, value-add, and core plus investing. Caliber is differentiated by its in-house asset services group, which provides Caliber with stronger control of the real estate it manages and allows it to focus on projects between $5-$50m in size. Caliber’s investments are made available to registered investment advisers, broker-dealers, institutions, family offices and high net worth individuals through Caliber’s in-house client services group. Additional information can be found at Caliberco.com and Caliber Funds.co.

CONTACTS:
Caliber:
Victoria Rotondo
+1 480-295-7600
Victoria.rotondo@caliberco.com

Media Relations:
Kelly McAndrew
Financial Profiles
+1 203-613-1552
KMcAndrew@finprofiles.com